Exhibit 99.1

Professional Diversity Network Announces Definitive Agreement
For Common Stock Offering Resulting In Sale of Controlling Interest

CHICAGO, August 15, 2016 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (“PDN”) (NASDAQ: IPDN) today announced that it has entered into a definitive agreement to sell a controlling stake in PDN to Cosmic Forward Limited, a Seychelles private company wholly-owned by a group of Chinese investors.

“We are pleased to welcome the proposed investment from Cosmic Forward Limited,” said Jim Kirsch, Executive Chair of PDN’s Board of Directors. “This infusion of capital will provide resources to enable our company to execute its business plan and fund future growth, including expansion into China, where professional networking and career services opportunities have increased as the Chinese economy has grown and matured. We look forward to reaching our strategic goals and expanding our business to enhance shareholder value.”

Under the terms of the agreement, Cosmic Forward Limited will purchase newly issued shares of common stock equal to approximately 51% of PDN’s outstanding common stock on a fully-diluted basis, after giving effect to the transaction and the partial tender offer that PDN will commence prior to closing as described below. The purchase price will be $1.20 per share, representing an approximately 126% premium over the closing price of PDN common stock on August 12, 2016 ($0.53).  After giving effect to the tender offer and assuming no exercise of any existing co-sale rights, PDN would receive gross proceeds of approximately $20,500,000, based on PDN’s capitalization, on a fully-diluted basis, as of the date on which the definitive agreement was signed, and expected net proceeds of approximately $17,500,000, before giving effect to any repayment of indebtedness at the closing and before payments associated with the tender offer.

Prior to the closing of Cosmic Forward Limited’s investment, PDN will commence a partial issuer tender offer to purchase from its stockholders up to 2,500,000 shares of its outstanding common stock at a price per share equal to $1.20, net to the tendering holder in cash but subject to reduction for any required withholding of taxes. To the extent that fewer than 2,500,000 shares are purchased in the tender offer, Cosmic Forward Limited will have an option to purchase such additional shares as necessary to obtain ownership of 51% of PDN’s outstanding common stock, on a fully-diluted basis.

Aegis Capital Corp. is acting as the exclusive placement agent in connection with the proposed transactions. Greenberg Traurig, LLP is acting as legal counsel to PDN and Cassel Salpeter & Co., LLC is acting as financial advisor to PDN in connection with the proposed transactions. White & Case LLP is acting as legal counsel to CFL and Nymex Capital Partners LLC is acting as financial advisor to CFL in connection with the proposed transactions.

The proposed transactions are subject to customary closing conditions, including PDN stockholder approval, and will be reviewed by the Committee on Foreign Investment in the United States. PDN expects to complete the proposed transactions in the fourth quarter of 2016.

The shares of PDN’s common stock are being offered and sold to Cosmic Forward Limited in a private placement under Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder and have not been registered under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is a networking organization of professional women spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

About Cosmic Forward Limited

Cosmic Forward Limited is a Seychelles private company wholly-owned by Maoji (Michael) Wang, Jing Bo Song, Yong Xiong Zheng and Nan Nan Kou.

Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, including statements related to the potential future issuance and sale of shares of common stock under the definitive agreement, the terms of such issuance and sale, the proposed tender offer, and the timing of the transactions contemplated by the definitive agreement, the tender offer, related transactions and our business and strategies.  Any such statements may be influenced by a variety of factors, some of which are beyond PDN’s control, that could cause actual outcomes and results to be materially different from those projected, described, stated or implied in such forward-looking statements due to a number of risks and uncertainties.  Potential risks and uncertainties include failure to satisfy the closing conditions under the definitive agreement, the incurrence of costs associated with the proposed transaction prior to closing, unanticipated changes or amendments to the definitive agreement, failure to obtain necessary governmental or other required approvals, and other risks and uncertainties described in reports PDN files with the SEC. Forward-looking statements represent the views of PDN as of the date of this press release, and PDN undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date of this press release.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of PDN or a solicitation of any vote or approval. In connection with the proposed transactions, PDN intends to file with the SEC a proxy statement on Schedule 14A. A proxy statement has not been filed with the SEC or otherwise made available. PDN intends to mail the proxy statement to the stockholders of PDN when it becomes available. Before making any voting decision, PDN’s stockholders are urged to read the proxy statement and other relevant materials (including any amendments or supplements thereto) when they become available because they will contain important information. The proxy statement and other relevant materials (when they become available), and any other documents filed by PDN with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from PDN by contacting Christopher Wesser by telephone at 516-659-8560, or by mail to Professional Diversity Network, Inc., Attention: Secretary, 801 W. Adams Street, Suite 600, Chicago, Illinois 60607 or by going to the “Investor Relations” page of PDN’s corporate website at www.prodivnet.com.

PDN has not yet commenced the tender offer referred to herein.  The tender offer will be made only, if at all, through an offer to purchase and related letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of PDN and the related letter of transmittal when such documents are filed and become available, because they will contain important information. The tender offer statement will be filed by PDN with the SEC and disseminated to stockholders. Investors and security holders may obtain a free copy of this statement (when filed and available) and other relevant documents on the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the tender offer statement and related materials from PDN by contacting Christopher Wesser by telephone at 516-659-8560, or by mail to Professional Diversity Network, Inc., Attention: Secretary, 801 W. Adams Street, Suite 600, Chicago, Illinois 60607 or by going to the “Investor Relations” page of PDN’s corporate website at www.prodivnet.com.

Participants in the Solicitation

PDN and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of PDN in connection with the proposed transactions contemplated by the purchase agreement. Information regarding the interests of these directors and executive officers in the transactions described herein will be included in the proxy statement when available. Additional information regarding the directors and executive officers of PDN is included in Amendment No. 1 on Form 10-K/A to PDN’s Annual Report on Form 10-K, which amendment was filed with the SEC on May 4, 2016, and is supplemented by other public filings made, and to be made, with the SEC by PDN.

CONTACT:

Christopher Wesser, EVP & Secretary
516-659-8560
investor@prodivnet.com